Exhibit 5.1

March 24, 2023

Globus Medical, Inc.

2560 General Armistead Avenue

Audubon, PA 19403

Re: Securities Registered under Registration Statement on Form S-4

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (File No. 333- 270482) (as amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Globus Medical, Inc., a Delaware corporation (the “Company”), of up to 41,555,993 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Shares are being issued to the stockholders of NuVasive, Inc., a Delaware corporation (“NuVasive”), pursuant to the merger contemplated by the Agreement and Plan of Merger, dated as of February 8, 2023, by and among the Company, Zebra Merger Sub, Inc., a Delaware corporation, and NuVasive (the “Merger Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that before the Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery in exchange for the outstanding shares of capital stock of NuVasive in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP